Exhibit 10.01

April 13, 2012
12061 Bluemont Way
Reston, VA 20190
t: 703-948-3200

VerisignInc.com
Mr. George E. Kilguss, III
3321 Grant Valley Road
Atlanta, GA 30305

Dear George:

On behalf of VeriSign, Inc. (“Verisign” or the “Company”), I am pleased to offer you a regular full-time position as Senior Vice President, Chief Financial Officer, reporting to me. Below are details of the offer:

1.	Start Date: On or before May 14, 2012.

2.	Annual Base Salary: $375,000 (paid in bi-weekly installments subject to Verisign’s regular payroll practices).

3.
Annual Bonus: You will be eligible to receive a discretionary annual bonus based on individual and Company performance and subject to the terms and conditions of the Verisign Performance Plan (“VPP”), as may be amended from time to time. Your target bonus percentage will be 60% of your annual base salary, subject to proration based on your hire date and as otherwise explained in the VPP.

4.	Equity Grants:

a.
Restricted Stock Units (“RSUs”): I will recommend to the Compensation Committee of the Verisign Board of Directors (the “Compensation Committee”) that you be granted time vested RSUs covering 40,000shares of Verisign common stock, such grant subject to the terms and conditions of the Amended and Restated VeriSign, Inc. 2006 Equity Incentive Plan (the “Plan”), the corresponding RSU agreement, and any related documents. The grant date will be the date of your commencement of employment as Senior Vice President, Chief Financial Officer (the “Grant Date”). This award will fully vest over a period of four years from the Grant Date with 25% vesting on each annual anniversary of the Grant Date, provided that you are employed by Verisign or one of its direct or indirect subsidiaries on that particular date. We recommend that you consult with your tax advisor regarding tax treatment of RSUs.

George E. Kilguss, III

b.
Performance-Based RSUs: Subject to the below, I will recommend to the Compensation Committee that you be granted performance-based RSUs of Verisign common stock, the target amount of which is performance based RSUs covering 40,000 shares of Verisign common stock, and subject to the terms and conditions of the Plan, the corresponding performance-based RSU agreement, and any related documents. Please note that the above number of RSUs represents a target amount. The actual number of performance-based RSUs that will be earned is based on achievement of the 2012 VPP performance measures. The RSUs earned may range from 0% to 150% of target based on the final certified performance results of the 2012 VPP and the corresponding funding multiplier. Any performance-based RSUs earned under this Section 4.b. will fully vest over a period of four years from the Grant Date with 25% vesting upon certification of the achievement of the performance measures by the Compensation Committee and receipt of an unqualified signed opinion from the Company’s independent registered public accounting firm regarding the financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and thereafter 25% subsequently vesting on each annual anniversary of the Grant Date starting in 2014, provided that you are employed by Verisign or one of its direct or indirect subsidiaries on each of those dates. Performance-based RSUs are not “earned” until the above events occur and they vest according to the above schedule.

c.	Stock Retention Policy: You will be required to comply with Verisign’s Stock Retention Policy, a copy of which is attached to this offer letter as Exhibit A.

5.
Benefits, Vacation, and Holidays:  You will be eligible to participate in the employee benefit programs available to similarly situated Verisign employees in the U.S. (including medical, dental, and life), as may be in effect from time to time, subject to the terms and conditions of the relevant plans and Verisign policies. In addition, new employees currently accrue up to 18 days of paid time off per year, as outlined in Verisign's policies, and Verisign currently observes 11 paid holidays per year.

6.
Change-In-Control Agreement: You will be eligible to enter into the Amended and Restated Change-In-Control and Retention Agreement, approved by the Compensation Committee on April 26, 2011, which is attached hereto as Exhibit B.

7.
Confidentiality Agreement and Background Check: Please note that this offer is also contingent upon: (a) you signing and returning Verisign’s standard Assignment of Invention, Nondisclosure and Nonsolicitation Agreement (“Confidentiality Agreement”), a copy of which is attached as Exhibit C; (b) you providing evidence of your legal right to work in the United States as required by the U.S. Citizenship and Immigration Services; and (c) successful clearance of your background check. To the extent permitted by applicable law, such background check may include, among other things, an identity check, investigation of your educational, employment, and credit history, department of motor vehicle and criminal records check, drug testing, an investigation to determine whether you have been "statutorily disqualified," as such term is defined in Section 3(a)(39) of the Securities Exchange Act of 1934 (as amended), and satisfactory review of any non-competition restriction. From time to time, you may be required to redo the background check, such as if required by a customer for legitimate business reasons.

George E. Kilguss, III

8.
At-Will Employment: If you accept this offer, you will be employed on an at-will basis, which means that the employment relationship can be terminated at any time by either party, with or without cause or notice. Any change to the at-will nature of employment can only be made by a written amendment to this offer letter, approved by the Verisign Board of Directors, which expressly states that your employment is no longer at-will. As an employee, you will be expected to review and comply with all Verisign policies, including, without limitation, our Code of Conduct and Human Resources policies available on our intranet.

9.
Relocation Assistance: Provided you execute Verisign’s standard Relocation Repayment Agreement, a copy of which is attached as Exhibit D, you will be eligible to receive relocation reimbursement for costs incurred within one year from the commencement of your employment up to $150,000, subject to Verisign’s U.S. Domestic Relocation Policy and repayment terms, a copy of which is attached as Exhibit E. Should you voluntarily terminate your employment with Verisign for any reason within one year from the commencement of your employment, you will be required to reimburse Verisign the relocation expenses on a 12-month pro-rated basis.

10.	Taxes: All payments and vesting events outlined in this offer letter will be less applicable deductions and withholdings.

11.
Integrated Agreement: The offer letter and its accompanying Exhibits A-E, once accepted by you and Verisign, will constitute the entire agreement between you and Verisign concerning the subject matter therein and will supersede any prior or contemporaneous agreements, promises, representations, or understandings, whether written or verbal, or express or implied. The agreement may not be modified in any material respect absent a writing signed by an authorized representative of Verisign.

To accept this offer, please sign below and return the original offer letter, the signed Exhibits A through E, and the additional enclosed documents in the return envelope, and please keep a copy for your records. This offer will expire one week after it is provided to you.
Our new hire orientation meetings are conducted weekly. The meeting time is approximately two hours and begins at 9:00 a.m. EST. Brian Mann will contact you after I receive your signed offer letter to confirm a date for your new hire orientation.
Verisign is the trusted provider of Internet infrastructure services for the networked world. Billions of times each day, Verisign helps companies and consumers all over the world connect between the dots. We hope you will join our team and help Verisign to achieve its goals!

Sincerely,

VERISIGN, INC.		ACCEPTED:
BY:	/S/ D. JAMES BIDZOS	/S/ GEORGE E. KILGUSS, III
	D. James Bidzos	(Signature)
	Executive Chairman, President & CEO	Date: 4-20-12

EXHIBIT A
STOCK RETENTION POLICY

Stock Retention Policy
For VeriSign Board of Directors and Certain Officers
Effective August 1, 2009
(amended July 26, 2011)
1.Introduction. The Compensation Committee of the Board of Directors believes that certain of the Company’s officers and members of the Board should retain long-term ownership of common stock of the Company received as incentive compensation to further align their interests with the long-term interests of the Company’s stockholders. To further that goal, the Compensation Committee has adopted this Stock Retention Policy effective as of August 1, 2009 (the “Effective Date”). References to “Stock Retention Policy” shall include Rules of Administration adopted in accordance with Section 4 below.
2.Covered Individuals. This Stock Retention Policy applies to each of the Company’s employees at the Senior Vice President level and above (“Officers”), and the members of the Company’s Board of Directors (“Directors”) as of the Effective Date and to each individual who shall become an Officer or Director after the Effective Date.
3.Covered Awards. This Stock Retention Policy applies to all equity compensation awards outstanding as of the Effective Date under any of the Company’s equity plans and all future equity compensation awards granted under any Company equity plan as such plans may exist from time to time. With respect to any individual who becomes an Officer or Director after the Effective Date, this Stock Retention Policy shall apply to all equity compensation awards held by such individual on the date he or she becomes an Officer or Director and to all equity compensation awards received thereafter. The equity compensation awards described in this paragraph constitute the “Covered Awards” for purposes of this Stock Retention Policy. The term “equity compensation awards” shall include stock options (excluding options under VeriSign’s employee stock purchase plans), stock appreciation rights, restricted and unrestricted stock awards, restricted and unrestricted stock units, performance shares, performance units, or any other stock-based incentive awards that are granted by the Company for compensatory purposes.
4.Retention Requirement.

•
Each Officer and Director shall be required to retain, until the date that is six months after the Officer’s or Director’s service with the Company and its subsidiaries ceases for any reason, direct or indirect ownership of 50% of any Net Shares of Company common stock issued to or on behalf of the Officer or Director under any Covered Award.

•
“Net Shares” means the number of issued shares of Company common stock remaining upon the exercise or settlement of a Covered Award on or after August 1, 2009, after shares are sold or netted to pay the exercise price and applicable taxes as such amount is determined by the Company. The Company’s determination shall be binding upon all Officers and Directors.

•
Retention of direct or indirect ownership shall be limited to direct ownership by the Officer or Director or ownership by his or her immediate family members who share the same household, whether held individually or jointly, and shares held in trust for the benefit of the Officer or Director or his or her immediate family members who share the same household. Shares subject to the retention requirement shall not be pledged, hypothecated, made subject to execution, attachment or similar process, or in any manner be made subject to a hedge transaction or puts and calls.

•
There may be instances where abiding by this Stock Retention Policy may place an undue hardship on an Officer or Director, though it is anticipated that such instances will be rare. The Compensation Committee may in its sole discretion, which it may withhold, waive or develop an alternative to this Stock Retention Policy for an Officer or Director that reflects the intent of this Stock Retention Policy and the Officer or Director’s personal circumstances. The Compensation Committee shall make such a determination after receipt of a written request from the Officer or Director requesting the waiver and specifying the reasons therefor. There shall be no time limit on when the Committee may consider the request. The retention requirement shall terminate immediately upon death of the Officer or Director.

•
Subject to Compensation Committee approval, the Company’s stock plan administration personnel may establish such rules of administration (“Rules of Administration”) as they determine to be appropriate or desirable to implement and enforce this Stock Retention Policy. Such Rules of Administration shall be binding upon Officers and Directors and may only be waived or an alternative substituted in accordance with this Section 4.

5.    Modification. The Compensation Committee reserves the right to modify or terminate this Stock Retention Policy and/or any Rules of Administration at any time if it determines in its sole discretion that such action would be in the best interests of the Company.

EXHIBIT B
AMENDED AND RESTATED CHANGE-IN-CONTROL AND RETENTION AGREEMENT

AMENDED AND RESTATED CHANGE-IN-CONTROL
AND RETENTION AGREEMENT
This Amended and Restated Change-in-Control and Retention Agreement (the “Agreement”) is made and entered into as of _________________, 2011, by and between VeriSign, Inc., a Delaware corporation, and ___________(the “Executive”).
RECITALS
WHEREAS, the Executive is a key employee of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes;
WHEREAS, the Company draws upon the knowledge, experience, expertise and advice of the Executive to manage its business for the benefit of the Company’s stockholders;
WHEREAS, the Company desires to standardize its executive Change-in-Control arrangements;
WHEREAS, the Company recognizes that if a Change-in-Control were to occur, the resulting uncertainty regarding the consequences of such an event could adversely affect the performance of, and the Company’s ability to attract and retain, its key employees, including the Executive;
WHEREAS, the Company believes that the existence of this Agreement will serve as an incentive to Executive to remain in the employ of the Company and to be focused and motivated to work to maximize the value of the Company for the benefit of its stockholders, and would enhance the Company’s ability to call on and rely upon Executive if a Change-in-Control were to occur; and
WHEREAS, the Company and the Executive desire to enter into this Agreement to encourage the Executive to continue to devote the Executive’s full attention and dedication to the success of the Company, and to provide specified compensation and benefits to the Executive in the event of a Termination Upon Change-in-Control pursuant to the terms of this Agreement.
NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.    PURPOSE
The purpose of this Agreement is to provide specified compensation and benefits to the Executive in the event of Termination Upon Change-in-Control of Executive. Subject to the terms of any applicable written employment agreement between Company and the Executive, either the Executive or Company may terminate the Executive’s employment at any time for any reason.

2.    TERMINATION UPON CHANGE OF CONTROL
In the event of the Executive’s Termination Upon Change-in-Control, the Executive shall be entitled to the benefits described below in this Section 2. In addition if during the twenty-four (24) months following a Change-in-Control Executive dies, or terminates employment due to Disability, then Executive, or Executive’s estate or designated beneficiary, shall receive the benefits provided under Section 2.3 below.

2.1	Prior Obligations.

2.1.1	Accrued Salary and Vacation. A lump sum payment of all salary and accrued vacation earned through the Termination Date.

2.1.2	Accrued Bonus. A lump sum payment of any earned and unpaid bonus from the prior fiscal year previously awarded by the Company.

2.1.3
Expense Reimbursement. Upon submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive, consistent with past practices, in connection with the business of the Company prior to the Executive’s Termination Date.

2.1.4
Employee Benefits. Benefits, if any, under any 401(k) plan, nonqualified deferred compensation plan, employee stock purchase plan and other Company benefit plans under which the Executive may be entitled to benefits, payable pursuant to the terms of such plans.

2.2
Cash Severance Benefits. A lump sum equal to the sum of (i) a pro rata portion of Executive’s target bonus for the fiscal year of the Company in which the Termination Upon Change-in-Control occurs, (ii) twelve (12) months of Executive’s Base Salary, and (iii) Executive’s average target bonus for the three (3) fiscal years of the Company preceding the fiscal year in which Termination Upon Change-in-Control occurs or, if Executive was employed by the Company for fewer than three (3) full fiscal years preceding the fiscal year in which the Termination Upon Change-in-Control occurs, the average target bonus for the number of full fiscal years Executive was employed by the Company prior to the Change-in-Control or the target bonus for the fiscal year in which the Termination Upon Change-in-Control occurs if the Executive was not eligible to receive a bonus from the Company during any of the prior three (3) fiscal years. This lump sum amount shall be paid no later than sixty (60) days after the Termination Date of the Termination Upon Change-in-Control.

2.3
Acceleration of Equity Awards. All then unvested and outstanding Equity Awards granted to Executive prior to the Change-in-Control shall have their vesting and exercisability accelerated in full on the Termination Date of the Termination Upon Change-in-Control; provided, however, that notwithstanding any provision in this Agreement to the contrary, if the Equity Awards held by the Executive are not assumed upon a Change-in-Control, then all such Equity

Awards shall have their vesting and exercisability accelerated in full immediately prior to the Change-in-Control regardless of whether there is a Termination Upon Change-in-Control. If the consideration to be received by stockholders of the Company in connection with the Change-in-Control consists of substantially all cash, then all such Equity Awards shall have their vesting and exercisability accelerated in full immediately prior to the Change-in-Control regardless of whether there is a Termination Upon Change-in-Control. To the extent the amount payable pursuant to an Equity Award is determined based upon performance and, at the time of acceleration, the performance period has not been completed, the amount payable pursuant to the Equity Award shall be computed by assuming performance at the target level.

2.4	Extended Insurance Benefits.
2.4.1    Benefit Continuation. If the Executive timely elects health insurance continuation coverage under COBRA, then the Company shall reimburse the COBRA premiums paid to provide health insurance coverage for Executive and Executive’s dependents for the first 12 months of COBRA coverage, provided that the amount to be reimbursed shall be based on the Company’s health insurance coverage as in effect for such person immediately prior to the Termination Upon Change-in-Control. The date of the “qualifying event” for the Executive and any of Executive’s dependents shall be the date of the Termination Upon Change-in-Control.
2.4.2    Coverage Under Another Plan. Notwithstanding the preceding provisions of this Section 2.4, upon the Executive’s becoming covered as a primary insured (that is, not as a beneficiary under a spouse’s or partner’s plan) under another employer’s group health plan during the period provided for herein, the Executive promptly shall inform the Company and the Company’s obligations under Section 2.4.1 shall cease.
3.    FEDERAL EXCISE TAX UNDER SECTION 280G
If (i) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Executive thereby would be subject to any United States federal excise tax due to that characterization, then Executive’s termination benefits hereunder will be reduced to an amount so that none of the amounts payable constitute excess parachute payments if this would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Executive’s receipt on an after-tax basis of the greatest amount of termination and other benefits. The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by a neutral party designated by the Company and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes.

4.    DEFINITIONS

4.1	Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

4.2	“Base Salary” means the base salary of the Executive immediately preceding the Executive’s Termination Date.

4.3	“Board” means the Company’s Board of Directors.

4.4	“Cause” means:

(a)
Executive’s willful and continued failure to substantially perform Executive’s duties after written notice providing Executive with ninety (90) days from the date of Executive’s receipt of such notice in which to cure;

(b)	conviction of (or plea of guilty or no contest to) Executive for a felony involving moral turpitude;

(c)	Executive’s willful misconduct or gross negligence resulting in material harm to the Company; or

(d)	Executive’s willful violation of the Company’s policies resulting in material harm to the Company.

4.5	“Change-in-Control” means:

(a)
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly (excluding, for purposes of this Section 4.5, securities acquired directly from the Company), of securities of the Company representing at least thirty-five percent (35%) of (A) the then-outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

(b)
the consummation of a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the

Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)	a change in the composition of the Board occurring within a 24-month period, as a result of which fewer than a majority of the Directors are Incumbent Directors;

(d)	the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or

(e)	stockholder approval of the dissolution or liquidation of the Company.

4.6	“Company” means VeriSign, Inc. and, following a Change-in-Control, any Successor.

4.7	“Director” means a member of the Board.

4.8	“Disability” shall have the meaning given such term under Section 409A of the Code.

4.9
“Equity Award” shall mean any option, restricted stock award, restricted stock unit award, stock appreciation right or other equity award to acquire shares of the Company’s common stock granted or issued to the Executive.

4.10	“Good Reason” means the occurrence of any of the following conditions, without Executive’s written consent:

(a)
a change in the Executive’s authority, duties or responsibilities that is inconsistent in any material and adverse respect from the Executive’s authority, duties and responsibilities immediately preceding the Change-in-Control;

(b)
a reduction in Executive’s base salary compared to Executive’s base salary immediately preceding the Change-in-Control, except for an across-the-board reduction of not more than ten percent (10%) of base salary applicable to all senior executives of the Company;

(c)
a reduction in Executive’s bonus opportunity of five percent (5%) or more from Executive’s bonus opportunity immediately preceding the Change-in-Control, except for an across-the-board reduction applicable to all senior executives of the Company;

(d)	a failure to provide Executive with long-term incentive opportunities that in the aggregate are at least comparable to the long-term incentives provided to other senior executives at the Company;

(e)
a reduction of at least 5% in aggregate benefits that Executive is entitled to receive under all employee benefit plans of the Company following a Change-in-Control compared to the aggregate benefits Executive was eligible to receive under all employee benefit plans maintained by the Company immediately preceding the Change-in-Control; or

(f)
a requirement that Executive be based at any office location more than 40 miles from Executive’s primary office location immediately preceding the Change-in-Control, if such relocation increases Executive’s commute by more than ten (10) miles from Executive’s principal residence immediately preceding the Change-in-Control; or

(g)	the failure of the Company to obtain the assumption of this Agreement from any Successor as provided in Section 12.1 of this Agreement.

4.11
“Incumbent Directors” shall mean Directors who either (i) are Directors as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

4.12	“Successor” means any successor to the Company or assignee of substantially all of the Company’s business and/or assets whether or not as part of a Change-in-Control.

4.13	“Termination Date” means the effective date of any termination of Executive’s employment with the Company or a Successor.

4.14
“Termination Upon Change-in-Control” means (i) during the twenty-four (24) months following the consummation of a Change-in-Control any termination of the employment of the Executive by the Company without Cause, or any resignation by the Executive for Good Reason; or (ii) any termination of the employment of the Executive by the Company without Cause occurring within six (6) months prior to the consummation of such Change-in-Control that is requested by a third party as part of such Change-in-Control. Executive must provide written notice to the Company within ninety (90) days of the existence of Good Reason and provide the Company with at least thirty (30) days to cure the circumstances giving rise to Good Reason. Notwithstanding the preceding sentences of this section and section 4.13, with respect to a termination described in (ii) of this section 4.14, (1) the effective date of the Change-in-Control shall be deemed the Termination Date for purposes of this Agreement and (2) with respect to Equity Awards, to the extent they would have otherwise terminated or been forfeited prior to the Change-in-Control as a result of the Executive’s termination of employment, they shall be deemed to have continued in existence until the Change-in-Control (but without any right to exercise, settlement or additional vesting during the period of continuation).

5.    RELEASE OF CLAIMS
Executive’s receipt of payments and benefits under this Agreement (other than those provided pursuant to Section 2.1) is conditioned upon the delivery by Executive of a signed Termination Release Agreement in substantially the form attached hereto as Exhibit A; provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company. Notwithstanding any provisions to the contrary herein, no benefits shall be payable pursuant to this Agreement until and unless seven days have elapsed after a signed Termination Release Agreement has been delivered (and Executive has not revoked the Termination Release Agreement during said seven day period) and such signed Termination Release Agreement is delivered no later than the 53rd day following the Termination Date. If a Termination Release Agreement is not executed and delivered by the 53rd day following the Termination Date or the Executive revokes such Termination Release Agreement, no benefits will be paid under this Agreement and the Executive will have no further rights hereunder.
6.    EXCLUSIVE REMEDY
The Executive shall be entitled to no other termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any Termination Upon a Change-in-Control with respect to which the payments and/or benefits described in Section 2 have been provided to the Executive, except as expressly set forth in this Agreement.
7.    CONFLICT IN BENEFITS; NONCUMULATION OF BENEFITS

7.1
No Limitation of Regular Benefit Plans. Except as provided in Section 7.2 below, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including without limitation the Company’s equity incentive plans.

7.2
Noncumulation of Benefits. Executive may not cumulate cash severance payments, vesting acceleration of any Equity Award or other termination benefits under this Agreement with those provided under any other written agreement with the Company and/or other plan or policy of the Company. If the Executive has any other binding written agreement or other binding arrangement with the Company that provides that upon a Change-in-Control or termination of employment the Executive shall receive benefits, then Executive must waive Executive’s rights to such other benefits to receive benefits under this Agreement.

8.    PROPRIETARY AND CONFIDENTIAL INFORMATION
Executive’s receipt of the payments and benefits described in this Agreement are conditioned upon the Executive’s acknowledgment of Executive’s continuing obligation under, and Executive’s agreement to abide by the terms and conditions of, the Company’s Confidentiality and/or Proprietary Rights Agreement between the Executive and the Company. Accordingly, during the term of this Agreement and following any Termination Upon Change-in-Control, Executive agrees to continue to abide by the terms and conditions of the Company’s Confidentiality and/or Proprietary Rights Agreement between the Executive and the Company.
9.    NON-SOLICITATION/NON-COMPETITION
For a period of one (1) year following Termination Upon Change-in-Control: (i) the Executive will not solicit the services or business of any employee or consultant of the Company to discontinue that person’s or entity’s relationship with or to the Company without the written consent of the Company; and (ii) the Executive will not engage (whether as an employee, director, or independent contractor) in a business in which the Company or any subsidiary of the Company is engaged immediately prior to the Change-in-Control.
10.    RESOLUTION OF DISPUTES THROUGH ARBITRATION OR THE COURTS

10.1
Matters Subject to Arbitration or Judicial Enforcement. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (1) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (2) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property or breach of Executive’s obligations under Sections 8 and 9 of this Agreement. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

10.2	Site of Arbitration. The site of the arbitration proceeding shall be in Virginia.

10.3
Legal Fees and Expenses. The Company shall reimburse the Executive for all reasonable legal fees and expenses that Executive incurs in connection with Executive’s prosecution or defense of any breach of this Agreement unless Executive does not substantially prevail. Executive shall reimburse the Company for all reasonable legal fees and expenses that the Company incurs in connection with the Company’s prosecution or defense of any breach of this Agreement unless the Company does not substantially prevail.

11.    NOTICES
For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by mail or courier with appropriate evidence of mailing or delivery to the courier:

(i) if to the Company:	VeriSign, Inc.

21355 Ridgetop Circle

Dulles, VA 20166
Attention: General Counsel
and, (ii) if to the Executive, at the address indicated in the Executive’s personnel file or such other address specified by the Executive in writing to the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.
12.    MISCELLANEOUS PROVISIONS

12.1
Heirs and Representatives of the Executive; Successors and Assigns of the Company. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company. The Company agrees that in connection with any Change-in-Control, it will cause any Successor unconditionally to assume by written instrument delivered to Executive (or Executive’s beneficiary), all of the obligations of the Company hereunder.

12.2
No Assignment of Rights. The interest of the Executive in this Agreement or in any distribution to be made under this Agreement may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Any act in violation of this Section 12.2 shall be void.

12.3
Amendment; Waiver. Any provision of this Agreement may be modified or amended in the sole discretion of a majority of the Board; provided however that any modification or amendment detrimental to Executive shall not be effective if consummation of a Change-in-Control occurs within one year after the date of adoption of such modification or amendment. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

12.4
Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied) and expressly supersedes any existing agreement or understanding providing for any change control, severance, termination or similar benefits by and between the Executive and the Company.

12.5
Withholding Taxes; Section 409A. All payments made under this Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law. Notwithstanding any provision in

Section 2 to the contrary, to the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code, and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company; (ii) the date of Executive’s Disability; or (iii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum.

12.6
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

12.7
Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia, without regard to where the Executive has Executive’s residence or principal office or where Executive performs Executive’s duties hereunder.

12.8	Effective Date; Term of Agreement.

12.8.1	Effective Date. The “Effective Date” of this Agreement is ______, 2011.

12.8.2
Term of Agreement. This Agreement shall commence on the Effective Date and shall have an initial term that shall extend until August 24, 2012. Thereafter, this Agreement shall be extended automatically without further action as of August 24, 2012 and on each anniversary thereafter, for terms of one year unless at least ninety (90) days prior to any such date the Board shall notify Executive in writing of such non-renewal, such notice of non-renewal to be provided by the Board to the Executive at least ninety (90) days before the end of the then current term. If the written notice of non-renewal is not provided by the Board to the Executive before the last ninety (90) days of a term then the Agreement will not terminate until the end of the immediately subsequent term. Any termination of this Agreement shall not be effective if consummation of a Change-in-Control occurs within one year after such requested Agreement termination date. Notwithstanding the foregoing, following the occurrence of a Change-in-Control this Agreement shall terminate only at such time as all of the parties’ respective obligations under this Agreement have been discharged.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

[Executive Signature]

VERISIGN, INC.

By:
Title:

EXHIBIT A

TERMINATION RELEASE AGREEMENT

As required by the Amended and Restated Change-in-Control and Retention Agreement, dated ____________, 20__, between you and VeriSign, Inc., a Delaware corporation (the “Change-in-Control and Retention Agreement”) to which this Termination Release Agreement (the “Agreement”) is attached as Exhibit A, this Agreement sets forth below your waiver and release of claims in favor of VeriSign, Inc., and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, the “Company”) in exchange for the consideration provided for under the terms of the Change-in-Control and Retention Agreement.

1.	GENERAL RELEASE AND WAIVER OF CLAIMS.

(a)
The payments set forth in the Change-in-Control and Retention Agreement fully satisfy any and all accrued salary, vacation pay, bonus and commission pay, stock-based compensation, profit sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment. You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with or the separation of your employment with the Company.

(b)
To the fullest extent permitted by law, you hereby release and forever discharge the Company, its successors, subsidiaries and affiliates, directors, shareholders, current and former officers, agents and employees (all of whom are collectively referred to as “Releasees”) from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had arising out of or relating in any way to your employment or non-employment with the Company through the Effective Date of this Agreement (as defined in Section 10), including, without limitation, claims based on any oral, written or implied employment agreement, claims for wages, bonuses, commissions, stock-based compensation, expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise. Each of the Releasees is intended to be a third party beneficiary of this General Release and Waiver of Claims.

(i)
Release of Statutory and Common Law Claims. Such rights include, but are not limited to, your rights under the following federal and state statutes: the Employee Retirement Income Security Act (ERISA) (regarding employee benefits); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and

Retraining Act (WARN) (notification requirements for employers who are curtailing or closing an operation) and common law; tort; wrongful discharge; public policy; workers’ compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, libel, defamation, intentional or negligent infliction of emotional distress; claims for wages, bonuses, commissions, stock-based compensation or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.

(ii)
Release of Discrimination Claims. You understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination, harassment and retaliation, and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, and similar state and local agencies and federal and state courts. You understand that if you believe your treatment by the Company violated any laws, you have the right to consult with these agencies and to file a charge with them. Instead, you have decided voluntarily to enter into this Agreement, release the claims and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. Section 621 et. seq.) (age); the Older Workers Benefit Protection Act (OWBPA) (age); Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Vocational Rehabilitation Act of 1973 (disability); The Americans with Disabilities Act of 1990 (disability); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and Virginia state statutes and local laws of similar effect.

(iii)
Releasees and you do not intend to release claims which you may not release as a matter of law (including, but not limited to, indemnification claims under applicable law). To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth below.

2.	Covenant Not to Sue.

(a)
To the fullest extent permitted by law, you agree that you will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Releasees, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by Section 1 above.

(b)
You further agree that you will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Releasees, whether the claims are brought on your own behalf or on behalf of any other person or entity.

(c)
Nothing herein prohibits you from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency.

3.
Arbitration of Disputes. Except for claims for injunctive relief arising out of a breach of the Confidentiality Agreement, you and the Company agree to submit to mandatory binding arbitration any disputes between you and the Company arising out of or relating to this Agreement. You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, with administrative and arbitrator’s fees to be borne by the Company. The arbitrator shall issue a written arbitration decision stating his or her essential findings and conclusions upon which the award is based. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement. This Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.

4.
Review of Agreement. You may take up to twenty-one (21) days from the date you receive this Agreement, to consider whether to sign this Agreement. By signing below, you affirm that you were advised to consult with an attorney before signing this Agreement and were given ample opportunity to do so. You understand that this Agreement will not become effective until you return the original of this Agreement, properly signed by you, to the Company, Attention: General Counsel, and after expiration of the revocation period without revocation by you.

5.
Revocation of Agreement. You acknowledge and understand that you may revoke this Agreement by sending a written notice of revocation to Attention: General Counsel, VeriSign,Inc, 21355 Ridgetop Circle, Dulles, VA 20166, any

time up to seven (7) days after you sign it. After the revocation period has passed, however, you may no longer revoke your Agreement.

6.
Entire Agreement. This Agreement and the Change-in-Control and Retention Agreement are the entire agreement between you and the Company with respect to the subject matter herein and supersede all prior negotiations and agreements, whether written or oral, relating to this subject matter. You acknowledge that neither the Company nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement. You acknowledge that you have signed this Agreement voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document and understand that you do not waive any right or claim that may arise after the date this Agreement becomes effective.

7.
Modification. By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by your and the Company’s authorized representatives.

8.	Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of Virginia.

9.
Savings and Severability Clause. Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Agreement to be illegal, invalid or unenforceable, the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable. Further, if a court, arbitrator or agency concludes that any claim under Section 1 above may not be released as a matter of law, the General Release in Section 1 shall otherwise remain effective as to any and all other claims.

10.	Effective Date. The effective date of this Agreement shall be the eighth day following the date this Agreement was signed, without having been revoked within seven (7) days thereafter, by you.

PLEASE SIGN THIS AGREEMENT NO EARLIER THAN YOUR TERMINATION DATE (AS DEFINED IN THE CHANGE-IN-CONTROL AND RETENTION AGREEMENT) AND RETURN IT TO THE GENERAL COUNSEL AT THE COMPANY.

PLEASE REVIEW CAREFULLY. THIS AGREEMENT CONTAINS A
RELEASE OF KNOWN AND UNKNOWN CLAIMS.

REVIEWED, UNDERSTOOD AND AGREED:

________________________________        Date: ___________________
Executive

DO NOT SIGN PRIOR TO THE TERMINATION DATE

EXHIBIT C
ASSIGNMENT OF INVENTION, NONDISCLOSURE, AND NONSOLICITATION AGREEMENT

ASSIGNMENT OF INVENTION, NONDISCLOSURE,
AND NONSOLICITATION AGREEMENT
IN CONSIDERATION OF the value of my employment and/or continued employment with VeriSign, Inc. or any of its subsidiaries or affiliated entities (hereinafter referred to collectively with its subsidiaries and affiliated entities as “Verisign”), the unique training and experience afforded to me at Verisign’s expense, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Verisign and I agree to this ASSIGNMENT OF INVENTION, NONDISCLOSURE, AND NONSOLICITATION AGREEMENT (“Agreement”) as follows:
1.     PROPRIETARY INFORMATION OF VERISIGN IS NOT TO BE DISCLOSED.
(a) I agree that all information, whether or not in writing, of a non-public, private, secret or confidential nature concerning Verisign’s business, technology, business relationships, customers, or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of Verisign. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, algorithms, devices, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of Verisign
(b) I agree that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by me or others, which shall come into my custody or possession, shall be and are the exclusive property of Verisign to be used by me only in the performance of my duties for Verisign and shall not be removed from Verisign’s premises under any circumstances without prior written authorization. All such materials or copies thereof and all tangible property of Verisign in my custody or possession shall be delivered to Verisign, upon the earlier of (i) a request by Verisign or (ii) termination of my employment. After such delivery, I shall not retain any such materials or copies thereof or any such tangible property.

(c) I recognize, acknowledge and agree that during my employment and following the termination of that employment, whether voluntary or involuntary, whether with or without cause, and whether with or without notice, I will not, on my own behalf or as a partner, officer, director, employee, agent, administrator, teacher, trainer, advisor or consultant of any other person or entity, directly or indirectly, disclose Proprietary Information to any person or entity other than employees, agents of Verisign with a legitimate need to know such information in connection with their employment with Verisign and I will not use or aid others in obtaining or using any such Proprietary Information without the express written permission of the Chief Executive Officer of Verisign or his/her designee, and only provided that such third party has signed a confidentiality agreement that has been prepared and approved by Verisign’s legal department. I agree that my obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and my obligation to return all materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of Verisign or suppliers to Verisign or other third parties who may have disclosed or entrusted the same to Verisign or to me.

(d) The obligations of this Section 1 will survive the termination of my employment unless and until such Proprietary Information becomes public knowledge and becomes matter in the public domain through no act or omission by me.

2. INVENTIONS AND DEVELOPMENTS ARE PROPERTY OF VERISIGN

(a) If I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, method, process, software program, work of authorship, documentation, formula, algorithm, data, technique, know-how, trade secret, copyright, patent or other intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under patent, copyright, trademark or similar statutes or subject to analogous protection) (herein called “Developments”), at any time or times during my employment (whether during or after business hours and whether on or off Verisign’s premises), or thereafter, if such post-employment which Developments are developed or made from knowledge gained from such employment, that (i) relates to the business of Verisign or any customer of or supplier to Verisign in connection with such customer’s or supplier’s activities with Verisign or any of the products or services being developed, manufactured or sold by Verisign or which may be used in relation therewith, (ii) results from tasks assigned to me by Verisign or (iii) results from the use of premises or any personal or intellectual property or Proprietary Information (whether tangible or intangible) owned, leased or contracted for by Verisign, all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of Verisign and its assigns, as works made for hire to the extent permitted by law, or otherwise, and I shall promptly disclose to Verisign (or any persons designated by it) each such Development and, as may be necessary to ensure Verisign’s ownership of such Developments, I hereby assign any and all rights, title and interest (including, but not limited to, any patents, copyrights and trademarks) in and to the Developments and benefits and/or rights resulting there from to Verisign and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to Verisign I hereby waive and agree to waive any and all moral rights or similar that I may have in any Developments.

(b) I shall keep complete notes, data and records of Developments in the manner and form requested by Verisign I will, during my employment and at any time thereafter, at the request and cost of Verisign, promptly sign, execute, make and do all such deeds, documents, acts and things as Verisign and its duly authorized agents may reasonably require: (i) to apply for, obtain, register and vest in the name of Verisign alone (unless Verisign otherwise directs) letters patent, copyright, trademark or other analogous protection in any country throughout the world and when so obtained or vested to renew, maintain or restore the same; and (ii) to defend in any judicial, opposition, interference, or other proceedings in respect of such applications and any judicial, opposition, interference or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection; and (iii) to waive any and all moral rights or similar that I may have in any Developments. Verisign is under no obligation to procure or protect Developments.

(c) To the extent I may have incorporated any of my pre-existing materials in the Developments, I hereby grant to Verisign the irrevocable, perpetual, non-exclusive, worldwide, royalty-free license to use, execute, reproduce, display, perform, distribute copies of, and prepare derivative works based upon, such pre-existing materials, and to authorize others to do any or all of the foregoing.
(d) Listed below are titles and identifications of reserved works, if any, that I have previously made, conceived, created, discovered, invented or reduced to practice, and that are expressly excluded from Developments.

3. I AM NOT BOUND BY OTHER AGREEMENTS.

I hereby represent and warrant that, (i) except as I have disclosed in writing to Verisign, I am not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party; (ii) to the best of my knowledge, my performance of all the terms of this Agreement and as an employee of Verisign does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with Verisign, and I will not knowingly disclose to Verisign or induce Verisign to use any confidential or proprietary information or material belonging to any previous employer or others; (iii) I have the full right and authority to perform my obligations and grant the rights and licenses granted herein, and I have neither assigned nor otherwise entered into an agreement that would conflict with my obligations under this Agreement. I covenant and agree that I shall not enter into any such agreement.

4. I WILL ADHERE TO GOVERNMENT OR OTHER THIRD PARTY OBLIGATIONS.
I acknowledge that Verisign from time to time may have agreements with other persons or entities or with the United States Government, or agencies thereof, which impose obligations or restrictions on Verisign regarding inventions made during the course of work under such agreements or regarding the sensitive nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of Verisign under such agreements.
5. I AM AN EMPLOYEE AT WILL.
I understand and agree that my employment with Verisign is not for any definite period of time and that nothing provided for in this Agreement in any way creates an express or implied contract of employment or warranty of any benefits. I further understand that any and all of the rules, policies, wages and benefits referred to in any employee handbook or manual may be unilaterally amended, modified, reduced or discontinued at any time by Verisign, in its judgment and discretion. I also agree that either Verisign or I can terminate my employment at any time, with or without cause and with or without notice. I understand and agree that no agreement for employment for any specified period of time or contrary in any way to the foregoing is valid unless made as a written amendment to my offer letter, approved by the Verisign Board of Directors, which expressly states that my employment is no longer at-will.
6. I WILL NOT SOLICIT VERISIGN’S EMPLOYEES, CUSTOMERS, AND VENDORS.
During the period of my employment, and for a period of one (1) year after the termination or expiration thereof, and without limiting the applicability of any other provisions of this Agreement that are intended to operate after such termination or expiration, I recognize, acknowledge and agree that I will not, directly or indirectly (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), either on my own behalf or as an owner, shareholder, partner, member, participant, officer, director, employee, agent, representative, advisor or consultant of any other individual, entity or enterprise, do or attempt to do any of the following:

(a) solicit, encourage or induce any current or prospective clients, customers, suppliers, vendors or contractors of Verisign to terminate or adversely modify any business relationship with Verisign or not to proceed with, enter into, renew or continue any business relationship with Verisign, or otherwise interfere with any business relationship between Verisign and any such person; or

(b) solicit, encourage or induce any officer, director, employee, agent, partner, consultant or independent contractor of Verisign to terminate any employment or relationship with Verisign, employ or engage any such person, or otherwise interfere with or disrupt Verisign’s relationship with any such person.

7. I WILL NOT ENGAGE IN CONFLICTS OF INTEREST.
I recognize, acknowledge and agree to comply with all rules and policies of Verisign, including but not limited to those relating to conflicts of interest, and without limiting the generality of the foregoing:
(a) I will promptly notify Verisign of any conflicts of interest or gifts or offers of gifts or remuneration from clients, consultants, customers, suppliers, partners, officers, agents, directors, employees, vendors, contractors or others doing or seeking to do business with Verisign, and will not accept such gifts or remuneration; and

(b) I will promptly inform Verisign of any business opportunities coming to my attention that relate to the existing or prospective business of Verisign and will not participate in any such opportunities without the prior written consent of Verisign.

8. MISCELLANEOUS.
(a) This Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of this Agreement to be excessively broad as to scope, activity, geography, time-period, subject, or otherwise so as to be invalid or unenforceable, I agree that, if allowed by law, that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the maximum degree necessary to render it valid and enforceable without affecting the rest of this Agreement, and, if such reduction or modification is not allowed by law, the parties shall promptly agree in writing to a provision to be substituted therefore which will have an effect as close as possible to the invalid or unenforceable provision that is consistent with applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof.

(b) The failure of Verisign to enforce any term of this Agreement shall not constitute a waiver of any rights or deprive Verisign of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach. No waiver of a right under any provision of this Agreement shall be binding on Verisign unless made in writing and signed by the Chief Executive Officer of Verisign or his/her designee.
(c) The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Verisign and are considered by me to be reasonable for such purpose. I recognize, acknowledge and agree that any breach by me of any of the provisions contained in this Agreement will cause Verisign immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of a breach of any of the provisions of this Agreement by me, in addition to any other remedies it may have at law or in equity, Verisign shall be entitled immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, and any other form of equitable relief, and Verisign is entitled to recover from me the costs and attorneys’ fees it incurs to recover under this Agreement. This provision is not a waiver of any other rights which Verisign may have under this Agreement, including the right to recover money damages.
(d) This Agreement shall be binding upon me and my heirs, successors, assigns, and personal representatives, and will inure to the benefit of Verisign its affiliates, successors and its assigns, that this Agreement is personal to me, and that I may not assign any rights or duties under this Agreement.
(e) This Agreement contains the entire agreement between me and Verisign with respect to the subject matter herein and supersedes all prior agreements, written or oral, between me and Verisign relating to the subject matter of this Agreement. All previous discussions, promises, representations, and understandings relating to the topics herein discussed are hereby merged into this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and the Chief Executive Officer of Verisign, Inc or his/her designee. No person has any authority to make any representation or promise on behalf of any of the parties not set forth herein, and this Agreement has not been executed in reliance upon any representation or promise except those recited herein. I agree that any change or changes in my duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.
(f) I expressly consent to be bound by the provisions of this Agreement for the benefit of Verisign or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.
(g) This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Virginia, except for provision 8(h). The headings herein are for convenience only and do not limit or restrict the meaning or interpretation of the text of this Agreement.
(h) Notice to California Employees. Section 2870, subsection (a), of the California Labor Code provides:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.”

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTAND ALL OF ITS TERMS AND CONDITIONS, THAT I HAVE HAD THE OPPORTUNITY TO CONSULT WITH ANYONE OF MY CHOICE REGARDING THIS AGREEMENT, THAT I AM ENTERING INTO THIS AGREEMENT OF MY OWN FREE WILL, WITHOUT COERCION FROM ANY SOURCE, AND THAT I AGREE TO ABIDE BY ALL OF THE TERMS AND CONDITIONS HEREIN CONTAINED.
_____________________________
Employee’s Name (Printed)

_____________________________
Employee’s Signature

Date: _____________________________

RESERVED INVENTIONS OR WORKS AUTHORED PRIOR TO EMPLOYMENT

Title                                     Description
_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

EXHIBIT D
VERISIGN, INC. RELOCATION REPAYMENT AGREEMENT

VeriSign, Inc.

RELOCATION REPAYMENT AGREEMENT

Upon acceptance of the relocation and before any relocation expenses can be incurred, you will be asked to sign this Employee Relocation Repayment Agreement. This agreement requires repayment of relocation benefits according to the following schedule:

Relocation to Termination Date	% Reimbursed by Transferee
1 month or less	100%
2 months	90%
3 months	80%
4 months	70%
5 months	60%
6 months	50%
7 months	40%
8 months	30%
9 months	20%
10 months	15%
11 months	10%
12 months	5%

I hereby agree to refund to Verisign, Inc. a pro-rated portion of any and all relocation reimbursements which were made to me, or on my behalf to third-party vendors, in connection with my relocation and subsequent move, should I voluntarily resign within a twelve month period of my hire date.
The reimbursement owed to Verisign will be based upon the gross amount paid before taxes, and reduced for the number of days in the first year of employment in the new location that I have completed as of my separation from VeriSign, Inc.’s payroll. These monies are due and payable within 30 days of my termination date.

__________________________________        __ __________________
Human Resources Representative            Date

__________________________________
Print Name

__________________________________        ___________________________
Employee’s Signature                    Date

__________________________________
Print Name

Relocation benefits will not be processed without a signed Employee Relocation Agreement

EXHIBIT E
VERISIGN DOMESTIC RELOCATION POLICY

VeriSign
Domestic Relocation Policy
I    Introduction
Definition: A Domestic Relocation is the transfer of a new hire employee or current employee who has been requested by VeriSign to relocate to a new job location within the same country. This relocation is considered a one-way transfer offer.
Basic relocation benefits for employees that are offered relocation benefits will be provided for all transferring employees. All relocations must qualify under the U.S. IRS regulations that state the distance between the new principal place of work and the employee’s former residence must be at least fifty (50) miles.
Any exceptions to this leveling must be approved by the Vice President of Human Resources, Vice President of the Hiring Division Cost Center and Finance Manager for the Division.
Approval Process: The following process will be used to obtain an authorization for a Domestic Transfer.
•Relocation Estimate Request: The Hiring Manager or appropriate HR contact obtains a Cost Estimate Request form from the Relocation Specialist. This form is filled out by the hiring manager or HR contact with the assistance of the Relocation Specialist. The form is then given to the Relocation Specialist.
•Estimate Provided: The Relocation Specialist will review the information provided and then prepare an estimate for the proposed Relocation. Approximate timeframe for this activity is 72 hours as long as all the data is provided. If the requestor wishes to have a more complete estimate that would involve additional activity, the timeframe would be 5 to 7 working days.
•Approval: The Relocation Specialist would then send the estimate for the relocation back to the requestor with an authorization form attached. The Hiring Manager and Finance Manager would sign the authorization form and return it to the Relocation Specialist for the relocation activity to begin. (If exceptions are being requested, additional signatures will be needed.)

Employee Level Guidelines: The Hiring Managers will be responsible for all relocation costs for their employee. Depending on the level of the employee moving, the suggested relocation assistance amounts are as follows:
•Individual Contributor: $15,000 maximum plus vendor file fee (or lump sum amount, less applicable taxes)

•	Manager: $25,000 maximum plus vendor file fee (or lump sum amount, less applicable taxes)
•Director: $50,000 maximum plus vendor file fee
•Vice President: $75,000 maximum plus vendor file fee
•Sr. Vice President: $100,000 maximum plus vendor file fee
•Executive Vice President: $150,000 maximum plus vendor file fee
The employee can utilize any of the benefits in their appropriate policy up to the maximum amount provided to them. Any exceptions to the above ranges must be authorized by the Executive Vice President, or above if applicable, of the hiring manager’s department.
Family: The employee’s immediate family and domestic household pets will be transferred to the new location.
New Location Start Date: The start date in the new location will begin when all immigration requirements, if applicable, are met and approved. If there are no immigration requirements, the hiring date will be at the discretion of the Hiring Manager and HR representative.
Vendors or Service Providers: will be selected or pre-approved by the VeriSign Relocation Specialist.
Exceptions to this policy: will be approved by the VP of Human Resources, Vice-President of the Hiring Division Cost Center and Finance Director of Hiring Cost Center.
Termination: In the event an employee terminates his/her employment prior to the 12 months following the transfer or hire date, the employee will be expected to repay prorated relocation costs (including tax gross up) to VeriSign, see repayment agreement.
Description of Services provided: Services or budget estimates not used will not be exchanged for cash value. All benefits are coordinated through the Relocation Specialist.
II Benefits
A. Immigration: If needed, VeriSign will sponsor the prospective employee for a work permit and any dependent visas needed, see immigration policy. The coordination of this activity should take place as soon as possible through the Relocation Specialist, using the attorney selected by the company.
The employee will be expected to provide documentation needed for this application in a timely manner. This process should be started as soon as possible as government processing times can be lengthy. VeriSign is not responsible for government processing times.

It is the intent of the company to comply with laws and regulations concerning this area. If the employee or his/her dependents cannot qualify for the appropriate work permit in the new location, then the offer of employment and transfer will be withdrawn.
B. House-Hunting Trip: All travel and accommodations related to this trip will be in accordance with the VeriSign Travel Policy:
•Duration: Estimated time is for 3 days (2 nights hotel expenses). This trip will include a Saturday night stay.

•	Transportation: Round trip air transportation (over Saturday) or mileage reimbursement according to the VeriSign Travel Policy for the employee and his /her spouse.

•	Lodging: During this trip, the employee will be reimbursed the hotel (room and tax only) for a reasonable accommodation.

•	Transportation: A rental car for a maximum of 3 days will be reimbursed to the employee.

•	Meals: Reasonable and actual meal costs up to a maximum of $30.00 per day per adult will be reimbursed by VeriSign.

•	Dependent Care: No provision is made for childcare or elder care while the employee and spouse are on a house-hunting trip.

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House-Hunting Services in the New Location: The Company will select and provide the services of a relocation professional in the new location to assist the employee in the selection of a home purchase or rental housing.

•	Reimbursement of Funds: All reimbursement of approved funds will be made by submitting an expense report to the Relocation Specialist.

C. Relocation Allowance: An allowance of one month’s salary (less taxes, not to exceed $10,000) will be provided for those miscellaneous expenses the employee may incur as a result of the relocation to the new location. This could include, but is not limited to the following areas:
•Cleaning or maid service at the previous primary residence;
•Cost for duplicating medical and dental records;
•Cost for duplicating school records;
•Un-expired club or association membership dues;
•Utility installation or deposit at the new location;
•Driver’s licenses at the new location;
•Telephone charges associated with the relocation;
•Preparation of a will or other legal documents;

•Purchases related to new items for the new residence
•Pet inoculations and other transfer issues, including kenneling if needed.

The employee will receive this allowance as long as any required immigration paperwork is in order. Receipts are not required for this allowance.
D. Household Goods: The employee’s household belongings will be relocated to the new location with a moving company selected and coordinated by VeriSign. VeriSign will pay this moving company directly.
VeriSign will not pay for the shipment or storage of recreational vehicles, boats, building supplies, bulky collections, firewood or bricks, flammable items, paint, perishable items, plants, trees, satellite antennas, trailers, airplanes or any other items that would be considered an exception to “normal” household goods as determined by VeriSign and the moving company.
Moving services include a pre-departure survey and cost estimate, packing, transfer of the household goods for shipment to the new location, transfer of household goods to temporary storage at the new location, delivery of household goods, and unpacking of specific household goods at the new primary residence.
Details are as follows:

•	Surface Shipment: This shipment is for the household goods that will be transferred to the new location. A maximum amount of 12,000 pounds will be transferred.

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Insurance Coverage: VeriSign will provide full replacement value insurance coverage on the employee’s household goods that are transferred. A maximum valuation of $150,000.00 USD will be paid by VeriSign. The employee will be expected to provide a detailed inventory to the moving company BEFORE the shipments are removed from the old location residence. Shipments will not leave the old location until the insurance forms are completed.

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Automobiles: If an automobile is transferred to the new location, it will be included with the shipment allowance and shipped with the household goods OR transported by car carrier, whichever is most cost effective.

E. Travel to the New Location: The employee and accompanying dependents travel to the new location by the most direct route will be authorized. Travel will not commence until after the appropriate Immigration documentation is approved. One of the following selections will be authorized for this travel:

•	Selection One: Transportation to new location/Driving: If the transfer is under 350 miles, the employee is expected to drive his/her automobile to the new location. Reimbursement will include mileage

(according to the VeriSign Travel Policy), reasonable accommodations and reasonable meals for the employee and family members.

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Selection Two: Transportation to new location/Air: One way airline tickets will be authorized for the employee and approved family members according to the VeriSign Travel Policy for this flight. One domestic pet air transportation will be paid by VeriSign. All other charges related to the transfer of this pet will be borne by the employee.

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Pets: If the family has domestic pets (dogs and/or cats) a total of one domestic pet will be transferred to the new location. Air transportation will be paid. No other expenses related to the transfer of this pet will be covered by VeriSign.

F. Temporary Housing at the New Location: This housing is meant to provide the employee and family with temporary accommodations until household goods arrive and permanent housing can be arranged in the new location. If possible, the accommodation will be a furnished apartment for a maximum of 30 days arranged by the Relocation Specialist. If furnished housing is not available, reasonable meal expenses will be reimbursed for the time the family is in temporary housing.
G. Temporary Transportation: If the new location is within 350 miles of the previous location, the employee is expected to drive his/her personal automobile to the new location. If the employee’s automobile(s) are transferred to the new location by moving van or car carrier, auto rental will be provided by VeriSign until the vehicles arrive as long as that is within a maximum of 30 days.
H. Taxes: With the exception of the relocation allowance, VeriSign will pay the gross up on all relocation benefits that are considered taxable to the employee in the U.S. At the end of the tax year, the employee will be provided a summary of relocation expenses and taxes paid on behalf of the employee.

III Director and Above
I. Old Primary Residence/RENTER: If the employee is renting his/her primary residence in the old location, he/she must terminate the lease. If the employee is unable to break the lease without a penalty for this early cancellation, VeriSign will reimburse the employee up to one month rent or a maximum of $2,000.00, whichever is less, with the appropriate documentation.
J. Old Primary Residence/HOMEOWNER – Marketing Consulting: This service provides the employee consultation with a relocation professional who will work with the employee in planning and executing a strategy for the sale of the primary residence. This relocation professional will work with the local real estate representative to provide the following information to the employee.
•Marketing plan and strategy
•Written action plan with recommended sales price
•Creative ideas for promoting the property
•Up to date information on closed and comparable sales
•Up to date information on current listings that compete with employee’s property

This assistance will provide the employee additional professional resources needed for the sales strategy, real estate issues, etc. in selling the primary residence within a reasonable time frame (target is 60 days). The marketing consultant is available to assist in the negotiation of all offers as well as, coordinating the closing to assist in the timely sale of the primary residence.

IV Vice President and Above
K. Old Primary Residence/HOMEOWNER: The following situations may be selected by the homeowner. After each description is the VeriSign benefit, if available, that would be offered by VeriSign:

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Homeowner Leaves Primary Residence Vacant: The employee does not choose to sell the property or have renters in the property. The employee should review insurance requirements and tax implications for this selection. No VeriSign benefits are offered.

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Homeowner Rents Out Primary Residence: The employee does not choose to sell the property. The employee should review insurance requirements and tax implications for this selection. No VeriSign benefits are offered.

•	Homeowner Sells Primary Residence: The employee chooses to sell the primary residence.

VeriSign will pay the closing costs for the sale of the primary residence as long as the employee participates in the local domestic home sale program managed by the service provider of VeriSign’s choosing. This is usually referred to as a Buyer Value Option (BVO) program. It is extremely important that the service provider be involved in all aspects of the sale of the property or additional tax costs will be incurred.
Typical home sale expenses that would be reimbursed with appropriate documentation are Realtors’ commission, transfer costs, and required inspections. Reimbursement will not include any costs for repairs or “fix-ups” on the property, property insurance, property taxes, or capital gains related to the sale of the property.
Additional information will be provided under separate cover for this option.
L. New Primary Residence Purchase: This benefit is available to employees that owned and sold a primary residence at the old location as a result of this relocation.
Typical costs eligible for reimbursement will be the non-recurring costs listed on the HUD statement are covered. Construction loans, mortgage buy-down points, brokers fees, and repairs will not be reimbursed. The employee must submit the HUD statement to the Relocation Specialist for this reimbursement.
M. Equity Advance (Bridge Loan): If the employee owns a home in the previous location and that home has “equity”, then VeriSign may be able to arrange for an advance on that home equity to be used on the purchase of a new home at the new location for the employee.